EXHIBIT 10.5

SECOND AMENDED AND RESTATED PROMISSORY NOTE

$178,278.21Houston, Texas        March 25, 2014

FOR VALUE RECEIVED, the undersigned, PETRO ACQUISITIONS, LP, a Texas limited partnership (“Maker”), hereby unconditionally promises to pay to MICHAEL E. ELLIS, a Texas resident (“Payee”), the original principal sum of ONE HUNDRED SEVENTY-EIGHT THOUSAND, TWO HUNDRED SEVENTY-EIGHT AND 21/100 DOLLARS ($178,278.21)  in lawful money of the United States of America, together with interest on the unpaid principal balance from day to day remaining, computed from the date of the execution of the 2004 Note (defined below). Interest shall be paid at the agreed rate of ten percent (10.00%) per annum. This Note, including all principal and accrued but unpaid interest is due and payable on December 31, 2021 (the “Maturity Date”).  All past due principal and interest shall bear interest at the highest lawful rate per annum from maturity until paid.  Interest has accrued on the principal amount of $178,278.21 since the execution of the 2004 Note (defined below) as reflected in the books of Payee.

This Note is executed in assumption, renewal and extension but not discharge or novation of (a) that certain promissory note executed by Petro Acquisitions, Inc. in favor of Payee, dated as of August 20, 2004, in the original principal amount of $178,278.21 (the “2004 Note”), (b) that certain promissory note executed by Maker in favor of Payee, dated as of October 1, 2005, in the original principal amount of $178,278.21 (the “2005 Note”), (c) that certain promissory note executed by Maker in favor of Payee, dated as of February 26, 2007, in the original principal amount of $178,278.21 (the “2007 Note”), (d) that certain promissory note executed by Maker, dated as of May 13, 2010, in favor of Payee in the original principal amount of $178,278.21 (the “2010 Note”)  and (e) that certain amended and restated promissory note executed by Maker in favor of Payee, dated as of June 30, 2010, in the original principal amount of $178,278.21.

Maker’s obligations under this Note are (a) subordinate and inferior to all “Obligations” of Alta Mesa Holdings, LP, a Texas limited partnership (the “Partnership”) as defined in the Sixth Amended and Restated Credit Agreement dated as of May 13, 2010 (as such agreement has been and  may be modified, amended or restated from time to time, the “First Lien Credit Agreement”), and no principal or interest payments may be made on this Note without the unanimous approval of the “Lenders” (as defined in the First Lien Credit Agreement) and (b)  subordinate and inferior to all obligations of the Partnership in connection with any “Senior Unsecured Notes” (as defined in the First Lien Credit Agreement) issued or guaranteed by the Partnership or its affiliates and no principal or interest payments may be made on this Note until such Senior Unsecured Notes have been paid in full.  By acceptance of this Note, Payee agrees to be bound by the terms of such subordination and shall not accept any payments under this Note from Maker in violation thereof.

The Maker and Payee agree that no prepayment or other payments shall be made or received in respect of this Note prior to the Maturity Date, except pursuant to Section 13(d)(iv) of the Stockholders Agreement (defined below).

Reference is made to the Partnership Agreement the Partnership adopted on March 25, 2014 (the “Partnership Agreement”).  The Maker and Payee hereto covenant and agree that any amounts due and payable by Maker to Payee in respect of this Note shall (i) not reduce the cash or other assets that would otherwise be distributable to the holders of the Class B Units (as defined in the Partnership Agreement) in accordance with the Partnership Agreement (it being agreed that payment of this Note by Maker is expressly subordinate and junior to the right of the holders of the Class B Units to receive distributions from the Partnership unencumbered and unaffected by this Note) and (ii) without limiting the foregoing, be payable exclusively from, and recourse shall be limited exclusively to, the cash or other assets otherwise distributable to the General Partner (as defined in the Partnership Agreement) and the holders of the Class A Units.  In connection with the foregoing, the parties agree that all distributions due to the General Partner, the holders of the Class A Units and the holders of the Class B Units by the Partnership shall be determined as if this Note did not exist.  Notwithstanding the foregoing, if the Payee receives any payment or distribution on this Note in contravention of the foregoing, including any payment or distribution in connection with any bankruptcy, reorganization, insolvency, receivership or other similar proceeding relating to the Partnership, Payee shall hold such payment or distribution in trust for the holders of the Class B Units and shall promptly pay such amount to the holders of the Class B Units to the extent such holders are entitled to payment of same as provided under the Partnership Agreement.  The holders of the Class B Units are entitled to the benefits of the foregoing subordination provisions and (if not parties to a subordination agreement containing such terms) are third-party beneficiaries thereof.

Reference is made to the Note Purchase Agreement dated as of March 25, 2014 among Alta Mesa Investment Holdings Inc. (“AMIH”), Cortland Capital Market Services LLC, as administrative agent (the “Agent”) and the holders from time to time party thereto (as amended, restated or otherwise modified from time to time, the “Note Purchase Agreement”).  In addition to the foregoing subordination agreements, if any Note Obligation (as defined in the Note Purchase Agreement) remains outstanding, payment of the principal, interest or any other amounts owing under this Note shall not be made by Maker to Payee.  If, notwithstanding the provisions of the preceding sentence, any payment of any obligation owing under this Note shall be received by the Payee, such payment shall be (and shall be deemed to be) held in trust for the benefit of, and shall be paid over or delivered or transferred to, the Agent for the benefit of the holders of the Note Obligations for application to the payment of all Note Obligations then due and payable or, if no such Note Obligations are then due and payable, to be held as cash collateral for all future Note Obligations that may become due and payable.  The holders of the Note Obligations are entitled to the benefits of the foregoing subordination provisions and (if not parties to a subordination agreement containing such terms) are third-party beneficiaries thereof.

Reference is made to the Certificate of Designation of Series B Preferred Stock of AMIH approved and adopted on March 25, 2014 (the “Certificate of Designation”).  If the Holders (as defined in the Certificate of Designation) have any right or claim to any assets of AMIH whether as a holder of preferred or common shares of AMIH (including, without limitation, in respect of distributions made by AMIH), payment of the principal, interest or any other amounts owing under this Note shall not be made by Maker to Payee.  If, notwithstanding the provisions of the preceding sentence, any payment of any obligation owing under this Note shall be received by the Payee, such payment shall be (and shall be deemed to be) held in trust for the benefit of, and shall be paid over or delivered or transferred to, AMIH for application to any future distributions to be made by AMIH to the Holders.  The Holders are entitled to the benefits of the foregoing subordination provisions and (if not parties to a subordination agreement containing such terms) are third-party beneficiaries thereof.

This Note may not be amended or otherwise modified without the consent of the Lead Investor (as defined in the Note Purchase Agreement) or the Holders (as defined in the Certificate of Designation) that collectively hold more than fifty percent (50%) of the issued and outstanding shares of Preferred Stock (as defined in the Certificate of Designation).  Neither Maker nor Payee may assign their respective rights and obligations under this Note without the consent of the Lead Investor (as defined in the Note Purchase Agreement) or the Holders (as defined in the Certificate of Designation) that collectively hold more than fifty percent (50%) of the issued and outstanding shares of Preferred Stock (as defined in the Certificate of Designation).

Subject to the foregoing subordination agreements, this Note may be prepaid in whole or in part at any time without penalty.  If this Note is placed in the hands of an attorney for collection or is collected by suit or through the probate or bankruptcy courts, then Maker shall additionally pay the reasonable attorney’s fees and cost of collection of the holder thereof. Maker and all endorsers and guarantors hereof, if any, and all others who may become liable on or for all or any part of the obligations evidenced hereby, severally waive presentment for payment, protest, notice of protest, and notice of non-payment hereof and to the release of any person liable hereon upon any terms deemed adequate by the holder hereof, in his sole discretion.  Any such renewal or extension hereof or the release of any person liable hereon may be made without notice to any of said parties and without affecting their liability.

Reference is made to the Stockholders Agreement dated as of March 25, 2014, by and among AMIH and each of the Stockholders named on Exhibit A thereto (the “Stockholders Agreement”).  This Note and any amounts due hereunder shall be convertible into Common Equity (as defined in the Stockholders Agreement) in accordance with the terms of Section 13(d)(iv) of the Stockholders Agreement.

[Signature page follows]

MAKER:

PETRO ACQUISITIONS, LP,

a  Texas limited partnership

By:Alta Mesa GP, LLC,

its general partner

  By:/s/ Michael A. McCabe

Michael A. McCabe

Chief Financial Officer

PAYEE:

/s/ Michael E. Ellis

Michael E. Ellis

Signature Page to Second Amended and Restated Promissory Note